UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Marathon Digital Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Marathon Digital Holdings, Inc.

101 NE 3rd Avenue, Ste. 1200

Fort Lauderdale, FL 33301

June 23, 2023

To the Shareholders of Marathon Digital Holdings, Inc.:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Marathon Digital Holdings, Inc., a Nevada corporation (the “Company”), to be held at 8:00 AM local time on Thursday, July 27, 2023, at 300 Spectrum Center Drive, Suite 950, Irvine, CA 92618, Irvine, CA, to consider and vote upon the following proposals:

1.	Approve the election of one Class III director for a three-year term expiring in 2026.

2.	The ratification of the appointment of Marcum LLP, as the Company’s independent registered certified public accountant for the fiscal year ended December 31, 2023.

3.	To increase our authorized shares of common stock from 200 million shares to 500 million.

4.	To approve on an advisory basis the Company’s named executive officer compensation for 2022.

5.	To transact such other business as may be properly brought before the 2023 Annual Meeting and any adjournments thereof.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ABOVE THREE PROPOSALS.

Pursuant to the provisions of the Company’s bylaws, the board of directors of the Company (the “Board”) has fixed the close of business on June 16, 2023 as the record date for determining the shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Accordingly, only shareholders of record at the close of business on June 16, 2023 are entitled to notice of, and shall be entitled to vote at, the Annual Meeting or any postponement or adjournment thereof.

Please review in detail the attached notice and proxy statement for a more complete statement of matters to be considered at the Annual Meeting.

Your vote is very important to us regardless of the number of shares you own. Whether or not you are able to attend the Annual Meeting in person, please read the proxy statement and promptly vote your proxy via the internet, by telephone or, if you received a printed form of proxy in the mail, by completing, dating, signing and returning the enclosed proxy in order to assure representation of your shares at the Annual Meeting. Granting a proxy will not limit your right to vote in person if you wish to attend the Annual Meeting and vote in person.

By Order of the Board of Directors:

/s/ Fred Thiel
Fred Thiel,
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2023 Annual Meeting of shareholders (the “Annual Meeting”) of Marathon Digital Holdings, Inc. (the “Company”) will be held at at 8:00 AM local time on Thursday, July 27, 2023, at 300 Spectrum Center Drive, Suite 950, Irvine, CA 92618. At the Annual Meeting, the holders of the Company’s outstanding common stock will act on the following matters:

1.	Approve the election of one Class III Director for a three-year term expiring in 2026.

2.	The ratification of the appointment of Marcum, LLP, as the Company’s independent registered certified public accountant for the fiscal year ended December 31, 2023.

3.	To increase authorized shares of common stock from 200 million shares to 500 million shares.

4.	Nonbinding “say on pay” advisory vote.

5.	To transact such other business as may be properly brought before the 2023 Annual Meeting and any adjournments thereof.

Shareholders of record at the close of business on June 16, 2023 are entitled to notice of and to vote at the 2023 Annual Meeting and any postponements or adjournments thereof.

It is hoped you will be able to attend the 2023 Annual Meeting, but in any event, please vote according to the instructions on the enclosed proxy as promptly as possible. If you are able to be present at the 2023 Annual Meeting, you may revoke your proxy and vote in person.

Dated: June 23, 2023	By Order of the Board of Directors:

/s/ Fred Thiel
Fred Thiel
Chairman of the Board of Directors

MARATHON DIGITAL HOLDINGS, INC.

101 NE 3rd Avenue, Ste. 1200

Fort Lauderdale, FL 33301

ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 27, 2023

PROXY STATEMENT

The Board of Directors of Marathon Digital Holdings, Inc. (the “Company”) is soliciting proxies from its shareholders to be used at the 2023 Annual Meeting of shareholders (the “Annual Meeting”) to be held at 300 Spectrum Center Drive, Suite 950, Irvine, CA 92618 on July 27, 2023, beginning at 8:00 AM local time, and at any postponements or adjournments thereof. This proxy statement contains information related to the Annual Meeting. This proxy statement and the accompanying form of proxy are first being sent to shareholders on or about June 25, 2023.

ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement?

You are receiving this proxy statement because you have been identified as a shareholder of the Company as of the record date which our Board has determined to be June 16, 2023, and thus you are entitled to vote at the Company’s 2023 Annual Meeting. This document serves as a proxy statement used to solicit proxies for the 2023 Annual Meeting. This document and the Appendixes hereto contain important information about the 2023 Annual Meeting and the Company, and you should read it carefully.

Who is entitled to vote at the 2023 Annual Meeting?

Only shareholders of record as of the close of business on the record date will be entitled to vote at the 2023 Annual Meeting. As of the close of business on the record date, there were 169,968,874 shares of our common stock issued and outstanding and entitled to vote. Each common stock shareholder is entitled to one vote for each share of our common stock held by such shareholder on the record date on each of the proposals presented in this proxy statement.

May I vote in person?

If you are a shareholder of the Company and your shares are registered directly in your name with the Company’s transfer agent, Equity Stock Transfer, you are considered, with respect to those shares, the shareholder of record, and the proxy materials and proxy card, are being sent directly to you by the Company. If you are a shareholder of record, you may attend the 2023 Annual Meeting to be held on July 27, 2023, and vote your shares in person, rather than signing and returning your proxy.

If your shares of common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card by such bank, broker or other nominee. As the beneficial owner, you are also invited to attend the 2023 Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the 2023 Annual Meeting unless you obtain a proxy from your broker issued in your name giving you the right to vote the shares at the 2023 Annual Meeting.

Photo identification may be required (a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of shares of stock of the Company as of the Record Date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

If my Company shares are held in “street name” by my broker, will my broker vote my shares for me?

Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters, as discussed further below. Your broker will not be able to vote your shares of common stock without specific instructions from you for “non-routine” matters.

If your shares are held by your broker or other agent as your nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares.

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” “Broker non-votes” occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Since brokers are permitted to vote on “routine” matters without instructions from the beneficial owner, “broker non-votes” do not occur with respect to “routine” matters.

All matters are “routine” matters except the increase in authorized shares.

The determination of “routine” and “non-routine” matters is determined by brokers and those firms responsible to tabulate votes cast by beneficial owners of shares held in street name and other nominees. Firms casting such votes have generally been guided by rules of the New York Stock Exchange when determining if proposals are considered “routine” or “non-routine”. When a matter to be voted on is the subject of a contested solicitation, banks, brokers and other nominees do not have discretion to vote your shares with respect to any proposal to be voted on.

How do I cast my vote if I am a shareholder of record?

The link for the material will be www.mara.vote posted on our transfer agent's website: If you are a shareholder with shares registered in your name with the Company's transfer agent, Equity Stock Transfer, on the record date, you may vote in person at the 2023 Annual Meeting or vote by proxy by fax at (646) 201-9006 ATTN: Shareholder Services OR EMAIL: proxy@equitystock.com or internet at www.mara.vote and click Vote Your Proxy to enter the Control number or by mail. You may still attend the 2023 Annual Meeting and vote in person even if you have already voted by proxy. For more detailed instructions on how to vote using one of these methods, please see the form of proxy card sent to you with this Schedule 14A and the information below.

●	To vote in person. You may attend the 2023 Annual Meeting and the Company will give you a ballot when you arrive.

●	To vote by proxy by fax or internet. If you have fax or internet access, you may submit your proxy by following the instructions provided in this proxy statement, or by following the instructions provided with your proxy materials and on the enclosed proxy card or voting instruction card.

●	To vote by proxy by mail. You may submit your proxy by mail by completing and signing the enclosed proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

How do I cast my vote if I am a beneficial owner of shares registered in the name of any broker or bank?

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the 2023 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials or contact your broker or bank to request a proxy form.

What constitutes a quorum for purposes of the 2023 Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of at least a majority of the issued and outstanding shares entitled to vote are present or represented by proxy at the Annual Meeting permitting the conduct of business at the meeting. On the record date, there were 169,968,874 shares of Common Stock and 0 shares of preferred stock issued and outstanding and entitled to vote. We have amended our Bylaws such that 33-1/3% of our issued and outstanding shares shall constitute a quorum on the record date. Accordingly, the holders of 56,599,636 shares eligible to vote must be present at the 2023 Annual Meeting to have a quorum. Proxies received but marked as abstentions or broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum. Your shares will be counted toward the quorum at the 2023 Annual Meeting only if you vote in person at the meeting, you submit a valid proxy or your broker, bank, dealer or similar organization submits a valid proxy.

Can I change my vote?

Yes. Any shareholder of record voting by proxy has the right to revoke their proxy at any time before the polls close at the 2023 Annual Meeting by sending a written notice stating that they would like to revoke his, her or its proxy to the Corporate Secretary of the Company; by providing a duly executed proxy card bearing a later date than the proxy being revoked; or by attending the 2023 Annual Meeting and voting in person. Attendance alone at the 2023 Annual Meeting will not revoke a proxy. If a shareholder of the Company has instructed a broker to vote its shares of common stock that are held in “street name,” the shareholder must follow directions received from its broker to change those instructions.

Who is soliciting this proxy – Who is paying for this proxy solicitation?

We are soliciting this proxy on behalf of our Board of Directors. The Company will bear the costs of and will pay all expenses associated with this solicitation, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to shareholders. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

What vote is required to approve each item?

The following votes are required to approve each proposal:

●	Proposal 1 - Election of the one Class III director requires a plurality of the votes cast at the 2023 Annual Meeting.

●	Proposal 2 - The ratification of the appointment of Marcum LLP, as the Company’s independent registered certified public accountant for the fiscal year ended December 31, 2023. “FOR” votes from the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the matter at the 2023 Annual Meeting are required to approve this proposal.

●	Proposal 3 – To increase authorized shares of common stock from 200 million shares to 500 million shares. If a quorum is present, this will require the affirmative vote of a majority of the issued and outstanding shares of common stock on our record date.

●	Proposal 4 – Executive Say on Pay Advisory Vote – requires the affirmative vote of the majority of shares present and voting at the Meeting.

●	Proposal 5 – To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof. “FOR” votes from the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the matter at the 2023 Annual Meeting are required to approve this proposal.

Will My Shares Be Voted If I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the Annual Meeting. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter, or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote.” The New York Stock Exchange (“NYSE”) has rules that govern brokers who have record ownership of listed company stock (including stock such as ours that is listed on The Nasdaq Capital Market) held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“routine matters”), but do not have the discretion to vote uninstructed shares as to certain other matters (“non-routine matters”). No proposal herein is a routine matter.

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares the bank, broker or other nominee does not have authority to vote your unvoted shares on any of the other proposals submitted to shareholders for a vote at the Annual Meeting. We encourage you to provide voting instructions. This ensures your shares will be voted at the Annual Meeting in the manner you desire.

Can I access these proxy materials on the Internet?

Yes. The Notice of Annual Meeting, and this proxy statement and the Appendix hereto are available for viewing, printing, and downloading at https://ir.mara.com/sec-filings. All materials will remain posted on https://ir.mara.com/sec-filings at least until the conclusion of the meeting.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days of the 2023 Annual Meeting.

What interest do officers and directors have in matters to be acted upon?

No person who has been a director or executive officer of the Company at any time since the beginning of our fiscal year, and no associate of any of the foregoing persons, has any substantial interest, direct or indirect, in any matter to be acted upon.

Who can provide me with additional information and help answer my questions?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the proposals being considered at the 2023 Annual Meeting, including the procedures for voting your shares, you should contact John Lee, the Company’s CAO, by telephone at 1 800-804-1690.

Householding of Annual Disclosure Documents

The SEC previously adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or brokers holding our shares on your behalf to send a single set of our annual report and proxy statement to any household at which two or more of our shareholders reside, if either we or the brokers believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both shareholders and us. It reduces the volume of duplicate information received by you and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once shareholders receive notice from their brokers or from us that communications to their addresses will be “householded,” the practice will continue until shareholders are otherwise notified or until they revoke their consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Those shareholders who either (i) do not wish to participate in “householding” and would like to receive their own sets of our annual disclosure documents in future years or (ii) who share an address with another one of our shareholders and who would like to receive only a single set of our annual disclosure documents should follow the instructions described below:

●

shareholders whose shares are registered in their own name should contact our transfer agent,

Equity Stock Transfer LLC, and inform them of their request by calling them at (212) 575-5757 or writing them at 237 W. 37thStreet, Suite 602, New York, NY 10018.

●	shareholders whose shares are held by a broker or other nominee should contact such broker or other nominee directly and inform them of their request, shareholders should be sure to include their name, the name of their brokerage firm and their account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of June 16, 2023: (i) by each of our directors, (ii) by each of the named executive officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding shares. As of June 16, 2023, there were 169,968,874 shares of our common stock outstanding.

Amount and Nature of Beneficial Ownership as of June 16, 2023
					Percentage
	Common				of Common
Name and Address of Beneficial Owner	Stock	RSUs	Warrants	Total	Stock (%)

Officers and Directors

Fred Thiel (CEO and Executive Chairman) (1)	239,876	666,600	-	906,476	*	%

James Crawford (COO) (2)	230,641	112,500	-	343,141	*	%

Hugh Gallagher (Former CFO) (3)	27,345	-	-	27,345	*

Salman Khan (CFO) (7)	-	297,247	-	297,247	*

John Lee (Chief Accounting Officer) (4)	-	120,000	-	120,000	*

Adam Swick (Chief Growth Officer) (5)	16,985	195,567	-	212,552	*

Ashu Swami (Chief Technology Officer) (6)	18,491	55,000	-	73,491	*

Kevin DeNuccio	207,552	-	-	207,552	*

Georges Antoun	55,384	-	-	55,384	*

Jay Leupp	62,552	-	-	62,552	*

Sarita James	37,519	-	-	37,519	*

Said Ouissal	30,217	-	-	30,217	*

Doug Mellinger	62,486	-	-	62,486	*

All Directors and Executive Officers (thirteen persons)	989,048	1,446,914	0	2,435,962	0.58%

* Less than 1%

As of June 16, 2023, there were 169,968,874 shares of our common stock outstanding.

(1) Mr. Thiel is due 500,000 restricted stock units upon joining as the Company’s Chief Executive Officer which 33.33% will vest upon the first anniversary of signing the agreement and the remaining 235,000 RSUs will vest 8.33% (41,650) every three months thereafter for eight consecutive calendar quarters. As of June 16, 2023, Mr. Thiel has 208,250 unvested restricted stock units remaining.

(2) Mr. Crawford is due 150,000 restricted stock units as the Company’s Chief Operating Officer which shall vest 25% (37,500) on each of April 1, 2023, April 1, 2024, April 1, 2025 and April 1, 2026. As of June 16, 2023, Mr. Crawford has 112,500 unvested restricted stock units remaining.

(3) Mr. Gallagher is due 150,000 restricted stock units upon joining as the Company’s Chief Financial Officer which 33.33%, or 50,000 RSUs will vest upon the first anniversary of signing the agreement and the remaining 100,000 RSUs will vest 8.33% (12,500) every three months thereafter for eight consecutive calendar quarters. As of June 16, 2023, Mr. Gallagher has zero unvested restricted stock units remaining.

(4) Mr. Lee is due 120,000 restricted stock units upon joining as the Company’s Chief Accounting Officer which shall vest 33.33% (40,000) on his first anniversary December 31, 2023 and then 10,000 on each successive quarter end of March 31, 2024, June 30, 2024, September 20, 2024, December 31, 2024, March 31, 2025, June 30, 2025, September 30, 2025 and December 31, 2025. As of June 16, 2023, Mr. Lee has 120,000 unvested restricted stock units remaining.

(5) Mr. Swick is due 46,000 restricted stock units upon joining the Company on July 29, 2022 which shall vest 25% (11,500) on September 30, 2022 and the remaining 34,500 RSUs will vest 6.25% (2,875) every three months thereafter for twelve consecutive calendar quarters. In addition, Mr. Swick is due 166,817 restricted stock units upon joining as the Company’s Chief Growth Officer which shall vest 41,704 on his first anniversary as Chief Growth Officer on March 1, 2024 and then 10,426 shall vest every three months thereafter for twelve consecutive quarters. As of June 16, 2023, Mr. Swick has 195,567 unvested restricted stock units remaining.

(6) Mr. Swami is due 80,000 restricted stock units upon joining as the Company’s Chief Technology Officer which shall vest 20,000 on his first anniversary December 27, 2022 and then 5,000 will vest every three months thereafter for 12 consecutive calendar quarters. As of June 16, 2023, Mr. Swami has 55,000 unvested restricted stock units remaining.

(7) Mr. Khan is due 297,247 restricted stock units upon joining as the Company’s Chief Financial Officer which 25% (74,312) will vest on July 1, 2024 and then 18,578 RSUs shall vest on the last day of each of the eleven calendar quarters thereafter and 18,577 RSUs shall vest on the twelfth calendar quarter, which is July 1, 2027. As of June 16, 2023, Mr. Khan has 297,247 unvested restricted stock units remaining.

* Less than 1%

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Name and Address	Age	Date First Elected or Appointed	Position(s)
Fred Thiel	63	April 24, 2018	Chief Executive Officer and Executive Chairman
James Crawford	48	March 1, 2013	Chief Operating Officer
Salman Khan	45	June 14, 2023	Chief Financial Officer
John Lee	55	October 31, 2022	Chief Accounting Officer
Ashu Swami	43	December 20, 2021	Chief Technology Officer
Kevin DeNuccio	64	January 19, 2021	Director
Jay Leupp	59	May 20, 2021	Director
Said Ouissal	46	August 6, 2021	Director
Sarita James	46	August 6, 2021	Director
Georges Antoun	60	May 20, 2021	Director
Doug Mellinger	59	March 31, 2022	Director

Background of officers and directors

The following is a brief account of the education and business experience during at least the past five years of our officers and directors, indicating each person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Fred Thiel – Chief Executive Officer and Director

Mr. Thiel was named our CEO on April 26, 2021. He was the Chairman of SPROCKET, INC. from June 2017 through 2020, a Blockchain/Cryptocurrency technology and financial services company whose mission is to reduce the risk and friction of cryptocurrency trading across marketplaces, regions and exchanges by establishing a federation of exchanges that together create a single aggregated global trading marketplace with large scale liquidity, rapid execution, minimal counter-party risk, and price transparency. From January 2013 until November 2015, Mr. Thiel served as a director of Local Corporation, which was a NASDAQ listed entity which was a leader in on-line local search and digital media, mobile search monetization and programmatic retargeting markets. He served as Chairman of the Board of LOCAL from January 2014 to November 2015 and as its Chief Executive Officer from May 2014 to November 2015. Mr. Thiel has been the principal of Thiel Advisors Inc. since 2013. Thiel Advisors is a boutique advisory firm providing PE and VC firms, as well as public and private company boards of director, with deep technology industry operating expertise and strategic advisory services.

Effective April 26, 2021, the Company entered into an Executive Employment Agreement with Mr. Thiel. The Agreement has a term of three years and automatically renews for successive one year terms unless either party provides notice of nonrenewal at least 90 days prior to the end of the initial term or any renewal term. Mr. Thiel’s annual base salary is $500,000 (increased to $750,000 for 2022) with bonuses at the discretion of the Company’s Board of Directors. Mr. Thiel may also receive a grant of restricted stock units, and any such grant shall vest in four equal amounts on the date of grant and the three successive three month anniversaries thereof. In the event of a change in control, all RSUs vest immediately. Mr. Thiel is entitled to 25 paid vacation days per year and is entitled to participate in all Company benefit plans per standard Company policy.

Upon any termination of the Agreement, Mr. Thiel is entitled to compensation and reimbursement of expenses through the date of termination as well as payment for any accrued and unpaid vacation days. If the termination is other than for cause, Mr. Thiel’s outstanding RSUs shall immediately vest. Upon a termination not for cause by the Company or by Mr. Thiel with good reason or within 180 days of a change in control, he shall receive the greater of his remaining base salary for the remaining term of the Agreement and 12 months base salary plus benefits. The Agreement contains customary and usual definitions of termination for cause and good reason.

The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any metrics were determined to be achieved which were the basis of the granting and calculation of such Clawback Benefits to the Executive, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information.

On May 2, 2023, Marathon Digital Holdings, Inc. (the “Company”) granted 500,000 restricted stock units of the Company (“RSUs”) to Fred Thiel, its Chairman and Chief Executive Officer. The RSUs shall vest over four (4) years with 125,000 RSUs vesting at the end of the first year after the date of grant, with the balance of 375,000 RSUs vesting in equal amounts of 31,250 RSUs on each three month anniversary of the end of the first year after the date of grant, for 12 consecutive three month periods. Additionally, Mr. Thiel was granted an increase in his base salary of $50,000 per annum.

James Crawford - Chief Operating Officer

Mr. Crawford was a founding member of Kino Interactive, LLC, and of AudioEye, Inc. Mr. Crawford’s experience as an entrepreneur spans the entire life cycle of companies from start-up capital to compliance officer and director of reporting public companies. Prior to his involvement as Chief Operating Officer of the Company, Mr. Crawford served as a director and officer of Augme Technologies, Inc. beginning March 2006, and assisted the company in maneuvering through the initial challenges of acquisitions executed by the company through 2011 that established the company as a leading mobile marketing company in the United States. Mr. Crawford is experienced in public company finance and compliance functions. He has extensive experience in the area of intellectual property creation, management and licensing. Mr. Crawford also served on the board of directors Modavox and Augme Technologies, and as founder and managing member of Kino Digital, Kino Communications, and Kino Interactive.

Effective January 1, 2022, the Company agreed to amended terms and conditions of employment with Jim Crawford, which is to be memorialized in a new employment agreement. The Agreement has a term of two years and automatically renews for successive one year terms unless either party provides notice of nonrenewal at least 90 days prior to the end of the initial term or any renewal term. Mr. Crawford’s annual base salary is $300,000 with bonuses at the discretion of the Company’s Board of Directors. Mr. Crawford may also receive a grant of restricted stock units, and any such grant shall vest in four equal amounts on the date of grant and the three successive three month anniversaries thereof. In the event of a change in control, all RSUs vest immediately.

Upon any termination of the Agreement, Mr. Crawford is entitled to compensation and reimbursement of expenses through the date of termination as well as payment for any accrued and unpaid vacation days. If the termination is other than for cause, Mr. Salzman’s outstanding RSUs shall immediately vest. Upon a termination not for cause by the Company or by Mr. Salzman with good reason or within 180 days of a change in control, he shall receive the greater of his remaining base salary for the remaining term of the Agreement and 12 months base salary plus benefits. The Agreement contains customary and usual definitions of termination for cause and good reason.

The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any metrics were determined to be achieved which were the basis of the granting and calculation of such Clawback Benefits to the Executive, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information.

Salman Khan – Chief Financial Officer

On May 31, 2023, Marathon Digital Holdings, Inc. (the “Company”) appointed Salman Khan as its new Chief Financial Officer, effective as of June 14, 2023.

Mr. Khan previously served as Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Treasurer at Verb Technology Company, Inc. (Verb) since March 30, 2022. On January 20, 2022, Mr. Khan was appointed as the Interim Chief Financial Officer by the board of directors of Verb. Mr. Khan joined Verb in May 2021 as Executive Vice President of Corporate Development and Strategic Planning where he worked closely with the Company’s CEO in connection with mergers and acquisitions and capital market activities. From August 2006 to May 2021, Mr. Khan served in various senior executive level positions with increasing responsibilities such as director of renewable energy, director of corporate development, director of technical accounting and financial reporting, and business division controller and chief financial officer with Occidental Petroleum Corporation and its spinoff, California Resources Corporation. Mr. Khan has 25 years of finance and accounting experience with eight years at Arthur Andersen, PricewaterhouseCoopers and Ernst & Young, where he served domestic and international clients in technology, media, telecommunications, entertainment, and biotechnology industries. Mr. Khan holds a Masters in Business Administration from the University of Michigan, Ross School of Business and is a licensed chartered certified accountant (UK).

The Agreement has a term of three years and automatically renews for successive one year terms unless either party provides notice of nonrenewal at least 90 days prior to the end of the initial term or any renewal term. Mr. Khan’s annual base salary is $475,000 with annual 3% cost of living increases and bonuses up to 100% of his base salary at the discretion of the Company’s Board of Directors. Mr. Khan shall also receive a $125,000 signing bonus which will be subject to full clawback by the Company, if he is no longer employed by the Company as of June 14, 2024.

Mr. Khan will be provided with a grant of 297,247 restricted stock units, subject to the vesting schedule displayed below. Vesting of the Compensation Shares shall occur as follows 74,312 RSUs on July 1, 2024, and then 18,578 RSUs on the last day of each of the eleven calendar quarters thereafter and 18,577 RSUs vesting on the twelfth calendar quarter, which is July 1, 2027. In the event of a Change of Control, the remaining unvested RSUs will vest immediately.

Mr. Khan shall be eligible for such grants of awards, such as awards commonly known as long term incentive plan awards awarded on or after the first anniversary of the commencement date of employment hereunder, under any applicable Company incentive plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the “Plan”) as the Compensation Committee or Board may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions. If 100% of any determined targets are met, the Executive would be entitled to a dollar amount in RSUs equal to 300% of the Executive’s then applicable Base Salary.

Mr. Khan is entitled to 25 paid vacation days per year and is entitled to participate in all Company benefit plans per standard Company policy.

Upon any termination of the Agreement, Mr. Khan is entitled to compensation and reimbursement of expenses through the date of termination as well as payment for any accrued and unpaid vacation days. If the termination is other than for cause, Mr. Khan’s outstanding RSUs shall immediately vest. Upon a termination not for cause by the Company or by Mr. Khan with good reason or within 180 days of a change in control, he shall receive the greater of his remaining base salary for the remaining term of the Agreement and 12 months base salary plus benefits. The Agreement contains customary and usual definitions of termination for cause and good reason.

The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any metrics were determined to be achieved which were the basis of the granting and calculation of such Clawback Benefits to the Executive, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information.

John Lee - Chief Accounting Officer

Effective November 21, 2022, John Lee was appointed Chief Accounting Officer of the Company.

Mr. Lee is a CPA who brings to Marathon over 30 years of diversified accounting and finance experience including having served as :

●	Vice President – Corporate Controller at Wakefern Food Corporation (2022)
●	Vice President – Financial Operations and Financial Planning at AmeriGas Propane, Inc. (2016 – 2021)
●	Senior Vice President - Controller / Shared Services (2012-1016), Senior Vice President – CAO & Controller (2010-2012) and Vice President – Corporate Accounting (2001 – 2010) at Ascena Retail Group (Formerly Charming Shoppes, Inc.)
●	Senior Manager (as well as other positions of increasing responsibility) during his ten years in public accounting at Ernst and Young, LLP (1991-2001)

Mr. Lee holds a CPA certification in the State of Pennsylvania and a bachelor of science in Commerce Engineering with a concentration in Accounting and Finance from Drexel University.

Effective the same date, the Company entered into an Executive Employment Agreement with Mr. Lee. The Agreement has a term of three years and automatically renews for successive one year terms unless either party provides notice of nonrenewal at least 90 days prior to the end of the initial term or any renewal term. Lee’s annual base salary is $300,000 with annual 3% cost of living increases and bonuses at the discretion of the Company’s Board of Directors. Mr. Lee was also granted a signing bonus of $35,000. Mr. Lee has been provided with a grant of 120,000 restricted stock units (“Initial Executive Award”), subject to the vesting schedule displayed below (“Executive Vesting Schedule”). For avoidance of doubt: vesting of the Compensation Shares shall vest 33.33% (30,000 restricted stock units “rsus”)) on October 31, 2023, and the remaining 90,000 rsus will vest 8.33% (12,500 rsus) every three months, thereafter, for eight consecutive calendar quarters. In the event of a Change of Control, the remaining unvested rsus will vest immediately. Mr. Lee may also receive additional grants of restricted stock units, and any such grant shall vest in four equal amounts on the date of grant and the three successive three month anniversaries thereof. In the event of a change in control, all RSUs vest immediately. Mr. Lee is entitled to 25 paid vacation days per year and is entitled to participate in all Company benefit plans per standard Company policy.

Upon any termination of the Agreement, Mr. Lee is entitled to compensation and reimbursement of expenses through the date of termination as well as payment for any accrued and unpaid vacation days. If the termination is other than for cause, Mr. Lee’s outstanding RSUs shall immediately vest. Upon a termination not for cause by the Company or by Mr. Lee with good reason or within 180 days of a change in control, he shall receive the greater of his remaining base salary for the remaining term of the Agreement and 12 months base salary plus benefits. The Agreement contains customary and usual definitions of termination for cause and good reason.

The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any metrics were determined to be achieved which were the basis of the granting and calculation of such Clawback Benefits to the Executive, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information.

Ashu Swami – CTO

Effective December 27, 2021, Marathon Digital Holdings, Inc. (the “Company”) appointed Ashu Swami as its Chief Technology Officer and entered into an Executive Employment Agreement (“Agreement”) with Mr. Swami.

Mr. Swami joins Marathon Digital Holdings from Core Scientific where he served as the CPO since Feb 2021, leading the company’s foray into DeFi and heading the mining hardware and software optimization tech. Prior to that, from Jan 2019 to Feb 2021, he was the CTO of Apifiny, a hybrid CEX and DEX crypto exchange. Previously, from Jan 2016 to Dec 2018, Mr. Swami headed a SPV of Quadeye Securities which pioneered and traded Mining Swaps, operated cloud mining data centers, and served as the Chief Advisor to Fortune 50 companies including Intel Corp on Blockchain initiatives. From May 2013 to Dec 2015, he founded LocalPad, a p2p marketplace and payments plugin that provided ebay-in-a-box like functionality to large blogs to monetize their user base. Prior to that, from May 2007 to Apr 2013, Mr. Swami was a Portfolio Manager and led the high frequency market-making business at Morgan Stanley Program Trading to become a top 5 market maker in US ETFs. Previously, since May 2002, Mr. Swami spent over 4 years as a Sr Component Designer and then Tech Lead in Intel’s Enterprise Platforms Group. Mr. Swami holds a BTech in CSE from IIT Bombay, and M.B.A. from Duke University.

Pursuant to the terms of the Agreement, Mr. Swami is employed as CTO for a one year term which shall automatically renew unless either he or the Company notifies the other at least 90 days before the end of the initial or any renewal term of the intent to terminate the Agreement. Mr. Swami’s base salary is $275,000 per year with a cash bonus of up to $137,500 per year. Mr. Swami shall also be granted 80,000 restricted stock units, of which 20,000 shall vest on the one year anniversary of the effective date of the Agreement, and then 5000 RSUs shall vest on each subsequent three month anniversary with the last 5000 RSUs vesting on the four year anniversary of the effective date of the Agreement. Upon certain not for cause termination events under the Agreement, Mr. Swami would be entitled to vesting of all unvested RSUs and a severance payment of six months of salary in addition to all accrued and unpaid salary and vacation and the like. The Agreement contains other commercially standard terms for events of termination and the like.

Kevin DeNuccio - Director

Mr. DeNuccio is the Founder and General Partner of Wild West Capital LLC since 2012 where he focused on angel investments, primarily in SAAS software start-ups. He brings to Marathon more than 25 years of experience as a chief executive, global sales leader, public and private board member, and more than a dozen angel investments, managing and growing leading technology businesses. He served in senior executive positions with Verizon, Cisco Systems, Ericsson, Redback Networks, Wang Laboratories and Unisys Corporation. The Company has determined that Mr. DeNuccio is suited to serve on the Board due to his long standing public company, finance and “high tech” experience.

Jay Leupp - Director

Mr. Leupp is the managing partner of Terra Firma Asset Management, LLC. Prior to co-founding Terra Firma, Mr. Leupp served as a managing director in various roles at Lazard Asset Management, Grubb & Ellis Alesco Global Advisors, RBC Capital Markets and Robertson Stephens & Co. During his career, he has also held positions at The Staubach Company, Trammell Crow Company, and KPMG Peat Marwick. Mr. Leupp is also a member of the American Institute of Certified Public Accountants (AICPA) and serves on the boards of both non-profit and corporate organizations. Mr. Leupp earned a Bachelor of Science in business administration from Santa Clara University, and an MBA from Harvard Business School. The Company has determined he is well suited to serve on its Board of Directors due to his extensive audit and finance expertise.

Said Ouissal – Director

Mr. Ouissal has been the Founder & Chief Executive Officer of Zededa since 2016, a next-generation edge software infrastructure start-up for which he raised $28.5M of VC funding, defined product and built company from inception. He is a seasoned business and product executive with extensive go-to-market experience in high-growth and dynamic turn-around environments, public and private; and a visionary product management and technology leader with deep technical background in various IT/technology domains and inventor of multiple patents. Prior roles include with Violin Memory, where he was the Senior Vice-President of Global Field Operations, Product Management & Business Development, Juniper Networks, where he was Vice-President of Product Management, Ericsson, where he was Vice-President of Strategy & Global Customer Engagement and Redback Networks, where he was the Vice-President of Global Systems Engineering. He is the inventor of two patents in the broadband access and IP networking technology area. He received a Bachelor of Science degree in Computer Science from Saxion Hogescholen in the Netherlands. The Company believes Mr. Ouissal is well suited to serve on its Board due to his technology background and expertise.

On September 23, 2022, the Company made an incremental $30 million investment in Auradine, Inc., bringing its total holdings in Auradine to $35.5 million based upon a previously issued and disclosed SAFE instrument. Said Ouissal owns approximately 5% of the issued and outstanding shares of Auradine, and Fred Thiel, the Company’s Chairman and CEO, sits on Auradine’s Board of Directors. On November 3, 2022, the Company’s Board met and determined that Said Ouissal is no longer deemed to be an independent director of the Company. As a result, Mr. Ouissal stepped down from the Company’s Board Committees.

Sarita James – Director

Sarita James has been the Chief Executive Officer of Embark since 2014, responsible for management of the company with a focus on growth. Prior to Embark, she held executive roles at Citigroup, including Chief Operating Officer of Citi Ventures. She has experience building software at Microsoft Corporation where she received two patents and advising technology companies as a consultant at McKinsey & Company. Ms. James has a passion for education and the public sector. Under the Obama administration, she served as a White House Fellow and Acting Branch Chief of the Small Business Administration’s Microloan program. During Mayor Bloomberg’s second term, she ran the Strategy and Policy division for New York City Economic Development Corporation. She received a B.A. in Computer Science from Harvard College and her M.B.A. from Oxford University’s Said Business School. The Company believes Ms. James is well suited to serve as a director due to her deep expertise in software and technology.

Georges Antoun - Director

Mr. Antoun brings to Marathon over 30 years of operational and technical experience, having served in various leadership positions at several global technology companies, including as a member of the board of directors of two publicly traded companies: Ruckus Wireless, Inc. and Violin Memory, Inc. He currently serves as the president of First Solar where he was chief operating officer before being appointed to president, U.S. in July 2015. Prior to joining First Solar, Mr. Antoun served as a venture partner at Technology Crossover Ventures (“TCV”), a private equity and venture firm, which he joined in July 2011. Before joining TCV, he was the head of product area IP & broadband networks for Ericsson. Mr. Antoun joined Ericsson in 2007, when Ericsson acquired Redback Networks, a telecommunications equipment company, where Mr. Antoun served as the senior vice president of worldwide sales & operations. After the acquisition, Mr. Antoun was promoted to chief executive officer of the Redback Networks subsidiary. Prior to Redback Networks, Mr. Antoun spent five years at Cisco Systems, where he served as vice president of worldwide systems engineering and field marketing, vice president of worldwide optical operations, and vice president of carrier sales. Prior to Cisco, he was the director of systems engineering at Newbridge Networks, a data and voice networking company. Mr. Antoun started his career as a member of the technical staff at NYNEX (now Verizon Communications), where he was part of the company’s science and technology division. Mr. Antoun earned a Bachelor of Science degree in engineering from the University of Louisiana at Lafayette and a master’s in information systems engineering from NYU Poly. The Company has determined he is well suited to serve as a director due to his longstanding technical and operational expertise with global technology companies.

Doug Mellinger – Director

Doug Mellinger is an active entrepreneur, philanthropist, impact investor, and board member, with extensive experience building and leading public and private companies in the technology and financial industries. Mellinger is a managing director at Clarion Capital Partners, a lower middle market private equity and structured credit asset management company, which he joined in January 2013. He currently serves on the board of directors of Foundation Source, a leading provider of outsourced services and technology for private foundations which he co-founded in 2000; the board of directors of Campden Wealth and IPI (Institute for Private Investors), the largest global membership organization for wealthy families and their family offices; and the board of directors of International Education Corporation (IEC), one of the nation’s largest career education colleges. Prior to Clarion Capital Partners, Mellinger was a partner at Palm Ventures and a managing partner at Zeno Ventures. He founded and served as the chairman and CEO of enherent Corp (NASDAQ: ENHT), a global software development and services company that was listed as an Inc. 500 company twice and was featured on Deloitte & Touche’s Technology Fast 500 and Fast 50 lists. Throughout his career, Mellinger has served on the boards of numerous companies and organizations, including Edgar Online (NASDAQ: EDGR), Sequest Technologies, Producteev, Schiller International, Young Entrepreneur’s Organization (YEO), and Young President’s Organization (YPO), among others. He has also served on several advisory boards and boards to government agencies, universities, and non-profit organizations over the past 40 years. Mellinger holds a degree in entrepreneurial science from Syracuse University. The Board feels Mr. Mellinger is well suited to serve on its Board due to his extensive finance experience.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and also to other employees. Our Code of Business Conduct and Ethics can be found on the Company’s website at www.marathondh.com.

Family Relationships

There are no family relationships between any of our directors, executive officers or directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Term of Office

Our Board of Directors is comprised of seven directors, of which all five seats are currently occupied, and is divided among three classes, Class I, Class II and Class III. Class I directors will serve until the 2024 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death. Class II directors, will serve until the 2025 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death. All officers serve at the pleasure of the Board. Class III directors will serve until the 2026 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death.

Director Independence

Messrs. Antoun, DeNuccio, Mellinger and Leupp and Mrs. James are “independent” directors based on the definition of independence in the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”).

Committees of the Board of Directors

Our Board has established three standing committees: an audit committee, a nominating and corporate governance committee and a compensation committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual stockholders’ meeting. The charter of each committee is available on our website at www.marathondh.com.

Audit Committee

The Audit Committee members are currently Messrs. Antoun and Leupp and Mrs. James, with Mr. Leupp as Chairman. The Audit Committee has authority to review our financial records, deal with our independent auditors, recommend to the Board policies with respect to financial reporting, and investigate all aspects of our business. All of the members of the Audit Committee currently satisfy the independence requirements and other established criteria of NASDAQ.

The Audit Committee Charter is available on the Company’s website at http://www.marathondh.com/. The Audit Committee has sole authority for the appointment, compensation and oversight of the work of our independent registered public accounting firm, and responsibility for reviewing and discussing with management and our independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K, our interim financial statements and our earnings press releases. The Audit Committee also reviews the independence and quality control procedures of our independent registered public accounting firm, reviews management’s assessment of the effectiveness of internal controls, discusses with management the Company’s policies with respect to risk assessment and risk management and will review the adequacy of the Audit Committee charter on an annual basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. We do not report on this compliance.

REPORT OF AUDIT COMMITTEE

The current members of the Audit Committee are Mr. Antoun, Mrs. James and Mr. Leupp, as Chairman.

The Audit Committee of the Board, which consists entirely of directors who meet the required independence and experience requirements of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules of the Nasdaq Stock Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is available on our website at www.marathondh.com. The Audit Committee is responsible for the appointment, oversight and compensation of our independent public accountant. The Audit Committee reviews with management and our independent public accountant our annual financial statements on Form 10-K and our quarterly financial statements on Forms 10-Q. In fulfilling its responsibilities for the financial statements for fiscal year 2022, the Audit Committee took the following actions:

●	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management and our independent public accountant;

●	discussed with our independent public accountant the matters required to be discussed in accordance with the rules set forth by the Public Company Accounting Oversight Board (“PCAOB”), relating to the conduct of the audit; and

●	received written disclosures and the letter from our independent public accountant regarding its independence as required by applicable requirements of the PCAOB regarding the accountant’s communications with the Audit Committee and the Audit Committee further discussed with the accountant its independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and our independent public accountant, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

THE AUDIT COMMITTEE:

Jay Leupp (Chair)

The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing of our company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically incorporate this Audit Committee Report by reference therein.

Nominating and Governance Committee

The Nominating and Corporate Governance Committee members are currently Mrs. James and Messrs, Antoun and Leupp, with Mrs. James as chair. The Nominating and Corporate Governance Committee has the following responsibilities: (a) setting qualification standards for director nominees; (b) identifying, considering and nominating candidates for membership on the Board; (c) developing, recommending and evaluating corporate governance standards and a code of business conduct and ethics applicable to the Company; (d) implementing and overseeing a process for evaluating the Board, Board committees (including the Committee) and overseeing the Board’s evaluation of the Chairman and Chief Executive Officer of the Company; (e) making recommendations regarding the structure and composition of the Board and Board committees; (f) advising the Board on corporate governance matters and any related matters required by the federal securities laws; and (g) assisting the Board in identifying individuals qualified to become Board members; recommending to the Board the director nominees for the next annual meeting of shareholders; and recommending to the Board director nominees to fill vacancies on the Board.

The Nominating and Governance Committee Charter is available on the Company’s website at http://www.marathondh.com/. The Nominating and Governance Committee determines the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”); identifies and screens individuals qualified to become members of the Board, consistent with the Director Criteria. The Nominating and Governance Committee considers any director candidates recommended by the Company’s shareholders pursuant to the procedures described in the Company’s proxy statement, and any nominations of director candidates validly made by shareholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s charter documents. The Nominating and Governance Committee makes recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a shareholder vote at the Annual Meeting of shareholders, subject to approval by the Board.

Compensation Committee

The Compensation Committee oversees our executive compensation and recommends various incentives for key employees to encourage and reward increased corporate financial performance, productivity and innovation. Its members are currently Messrs. Antoun, Leupp and Mrs. James with Mr. Antoun as Chairman. All of the members of the Compensation Committee currently satisfy the independence requirements and other established criteria of NASDAQ.

The Compensation Committee Charter is available on the Company’s website at http://www.marathondh.com/. The Compensation Committee is responsible for: (a) assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation; and (b) reviewing the adequacy of the Compensation Committee charter on an annual basis. The Compensation Committee, among other things, reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance with respect to such goals, and set the Chief Executive Officer’s compensation level based on such evaluation. The Compensation Committee also considers the Chief Executive Officer’s recommendations with respect to other executive officers and evaluates the Company’s performance both in terms of current achievements and significant initiatives with long-term implications. It assesses the contributions of individual executives and recommend to the Board levels of salary and incentive compensation payable to executive officers of the Company; compares compensation levels with those of other leading companies in similar or related industries; reviews financial, human resources and succession planning within the Company; recommend to the Board the establishment and administration of incentive compensation plans and programs and employee benefit plans and programs; recommends to the Board the payment of additional year-end contributions by the Company under certain of its retirement plans; grants stock incentives to key employees of the Company and administer the Company’s stock incentive plans; and reviews and recommends for Board approval compensation packages for new corporate officers and termination packages for corporate officers as requested by management.

Changes in Nominating Procedures

None.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to no longer combine these roles.

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding the Company’s assessment of risks. The Board focuses on the most significant risks facing the Company and our general risk management strategy, and also ensures that risks undertaken by us are consistent with the Board’s risk parameters. While the Board oversees the Company, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Commission initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statement of changes in beneficial ownership with respect to their ownership of the Company’s securities, on Form 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish our Company with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us, and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act and without conducting any independent investigation of our own, we believe that with respect to the fiscal year ended December 31, 2022, our officers and directors, and all of the persons known to us to beneficially own more than 10% of our common stock filed all required reports on a timely basis.

Other than disclosed herein, there were no transactions during the year ended December 31, 2022, 2021 and 2020 or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Corporate Governance Matters

We are committed to maintaining strong corporate governance practices that benefit the long-term interests of our shareholders by providing for effective oversight and management of the Company. Our governance policies, including a Code of Business Conduct and Ethics (“Code”) can be found on our website at www.marathondh.com by following the link to “Investors” and then to “Governance Docs.”

Our Code of Business Conduct and Ethics, effective December 2017, applies to directors, executive officers and employees of the Company. This Code is intended to focus the directors, executive officers and employees on areas of ethical risk, provide guidance to directors, executive officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director, executive officer and employee must comply with the letter and spirit of this Code.

We require that Directors and executive officers must be loyal to the Company and must act at all times in the best interest of the Company and its shareholders and subordinate self-interest to the corporate and shareholder good. Directors and executive officers should never use their position to make a personal profit. Directors and executive officers must perform their duties in good faith, with sound business judgment and with the care of a prudent person.

A “conflict of’ interest” occurs when the private interest of’ a director, executive officer or employee interferes in any way, or appears to interfere, with the interests of the Company as a whole. Conflicts of interest also arise when a director, executive officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position as a director, executive officer or employee of the Company. Loans to, or guarantees of the obligations of a director, executive officer or employee or of a member of his or her family, may create conflicts of interest. Directors and executive officers must avoid conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chairman of the Board. This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which directors and executive offices must refrain, however, are set out below.

● Relationship of Company with third-parties. Directors, executive officers and employees may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

● Compensation from non-Company sources. Directors, executive officers and employees may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

● Gifts. Directors, executive officers and employees and members of their families may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence the actions of a director as a member of the Board or the actions of an executive officer as an officer of the Company, or where acceptance of the gifts would create the appearance of a conflict of interest

Directors, executive officers and employees must maintain the confidentiality of information entrusted to them by the Company or its customers, and any other confidential information about the Company that comes to them, from whatever source, in their capacity as a director, executive officer or employee, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors, and (ii) if applicable, such a waiver is promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be

EXECUTIVE COMPENSATION AND COMPENSATION DISCLOSURE AND ANALYSIS

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2022, 2021 and 2020 awarded to, earned by or paid to our executive officers or most highly paid individuals. The value attributable to any option awards and stock awards reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718. As described further in “Note 5 — Stockholders’ Equity - Common Stock Options” in our Notes to Consolidated Financial Statements, the assumptions made in the valuation of these option awards and stock awards is set forth therein.

Name and Principal Position	Year	Salary^	Bonus Awards (*)	Stock Awards	Option Awards	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Merrick Okamoto	2022	-	-	-	-	-	-	-	-
Former CEO and Executive Chairman	2021	371,315	-	143,410,673	-	-	-	-	143,781,988
	2020	368,715	2,000,000	782,500	-	-	-	-	3,151,215
Fred Thiel	2022	677,749	562,500	-	-	-	-	-	1,240,249
CEO and Executive Chairman	2021	339,734	500,000	17,182,601	-	-	-	-	18,022,335
	2020	-	-	-	-	-	-	-	-
James Crawford	2022	287,500	225,000	3,411,500	-	-	-	-	3,924,000
COO	2021	154,500	250,000	605,416	-	-	-	-	1,009,916
	2020	127,441	160,788	105,500	-	-	-	-	393,729
Hugh Gallagher	2022	337,829	267,188	4,192,500	-	-	-	-	4,797,517
CFO	2021	-	-	-	-	-	-	-	-
	2020	-	-	-	-	-	-	-	-
John Lee	2022	38,636	72,500	1,573,200	-	-	-	-	1,684,336
CAO	2021	-	-	-	-	-	-	-	-
	2020	-	-	-	-	-	-	-	-
Simeon Salzman	2022	257,292	137,500	781,500	-	-	-	-	1,176,292
Former CFO and CAO	2021	249,004	250,000	953,423	-	-	-	-	1,452,427
	2020	39,963	65,000	-	-	-	-	-	104,963
Ashu Swami	2022	263,542	206,250	-	-	-	-	-	469,792
Chief Technology Officer	2021	5,288	-	3,152,000	-	-	-	-	3,157,288
	2020	-	-	-	-	-	-	-	-
Adam Swick	2022	215,625	84,375	725,290	-	-	-	-	1,025,290
Chief Growth Officer	2021	-	-	-	-	-	-	-	-
	2020	-	-	-	-	-	-	-	-
David Lieberman	2022	-	-	-	-	-	-	-	-
Former CFO & Director	2021	-	-	-	-	-	-	-	-
	2020	170,414	54,000	169,000	-	-	-	-	393,414

^ Salary amounts are reported on a prorated basis.

* 2020 Bonus Awards were paid on December 24, 2020. 2021 Bonus Awards were paid on February 14, 2022. 2022 Bonus Awards were paid on February 24, 2023.

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2022, 2021 and 2020 awarded to, earned by or paid to our directors. The value attributable to any warrant awards reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718. As described further in “Note 5 — Stockholders’ Equity (Deficit) — Common Stock Warrants” in our Consolidated Financial Statements, a discussion of the assumptions made in the valuation of these warrant awards.

Name	Year	Fees Earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total
		($)	($)	($)	($)	($)	($)	($)
David Lieberman (1)	2022	-	-	-	-	-	-	-
	2021	9,167	-	-	-	-	-	9,167
	2020	1,667	-	-	-	-	-	1,667
Michael Rudolph (2)	2022	-	-	-	-	-	-	-
	2021	-	-	-	-	-	-	-
	2020	20,000	37,625	-	-	-	-	57,625
Michael Berg (3)	2022	-	-	-	-	-	-	-
	2021	34,052	572,060	-	-	-	-	606,112
	2020	20,000	37,625	-	-	-	-	57,625
Fred Thiel (4)	2022	-	-	-	-	-	-	-
	2021	24,092	833,060	-	-	-	-	857,152
	2020	20,000	26,875	-	-	-	-	46,875
Jay Leupp (5)	2022	138,750	265,777	-	-	-	-	404,527
	2021	27,198	598,306	-	-	-	-	625,504
Georges Antoun (5)	2022	138,750	265,777	-	-	-	-	404,527
	2021	27,198	598,306	-	-	-	-	625,504
Kevin DeNuccio (6)	2022	76,458	265,777	-	-	-	-	342,235
	2021	56,250	703,322	-	-	-	-	759,572
Peter Benz (7)	2022	-	1,660,750	-	-	-	-	1,660,750
	2021	23,407	1,525,482	-	-	-	-	1,548,889
Said Ouissal (8)	2022	120,000	265,777	-	-	-	-	385,777
	2021	9,194	526,293	-	-	-	-	535,487
Sarita James (8)	2022	107,292	265,777	-	-	-	-	373,069
	2021	9,194	526,293	-	-	-	-	535,487
Doug Mellinger (9)	2022	40,000	245,663	-	-	-	-	285,663

(1) David Lieberman resigned from all positions with the Company on January 19, 2021.

(2) Michael Rudolph resigned from all positions with the Company on December 13, 2020.

(3) Michael Berg resigned from all positions with the Company on May 19, 2021.

(4) Fred Thiel became the CEO of the Company on April 26, 2021.

(5) Jay Leupp and Georges Antoun joined the board on May 20, 2021.

(6) Kevin DeNuccio joined the board on January 19, 2021.

(7) Peter Benz resigned from his board position with the Company on May 19, 2021.

(8) Said Ouissal and Sarita James joined the board on August 6, 2021.

(9) Doug Mellinger joined the board on March 31, 2022.

Employee Grants of Plan Based Awards and Outstanding Equity Awards at Fiscal Year-End

On August 1, 2012, our Board and stockholders adopted the 2012 Equity Incentive Plan, pursuant to which 96,154 shares of our common stock are reserved for issuance as awards to employees, directors, consultants, advisors and other service providers, after giving effect to the Reverse Split.

On September 16, 2014, our Board adopted the 2014 Equity Incentive Plan (the “2014 Plan”), and only July 31, 2015, the shareholders approved the 2014 Plan at the Company’s annual meeting. The 2014 Plan authorizes the Company to grant stock options, restricted stock, preferred stock, other stock-based awards, and performance awards to purchase up to 125,000 shares of common stock. Awards may be granted to the Company’s directors, officers, consultants, advisors and employees. Unless earlier terminated by the Board, the 2014 Plan will terminate, and no further awards may be granted, after September 16, 2024.

On September 6, 2017, our Board adopted the 2017 Equity Incentive Plan, subsequently approved by the shareholders on September 29, 2017, pursuant to which up to 625,000 shares of our common stock, stock options, restricted stock, preferred stock, stock-based awards and other awards are reserved for issuance as awards to employees, directors, consultants, advisors and other service providers.

On January 1, 2018, our Board adopted the 2018 Equity Incentive Plan, subsequently approved by the shareholders on March 7, 2018, pursuant to which up to 2,500,000 shares of our common stock, stock options, restricted stock, preferred stock, stock-based awards and other awards are reserved for issuance as awards to employees, directors, consultants, advisors and other service providers. On January 15, 2021, the number of shares available under the Plan was increased by 5,000,000. On August 23, 2021, the number of shares available under the Plan was increased by 7,500,000.

As of December 31, 2022, and within sixty (60) days thereafter, the following sets forth the option and stock awards to officers of the Company:

	Number of securities underlying unexercised options (1)	Number of securities underlying unexercised options	Equity incentive plan awards; Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares of units of stock that have not vested	Market value of shares of units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
	exercisable	unexercisable	unexercisable
Fred Thiel	-	-	-	-	-	-	-	208,250	1,970,045
James Crawford	-	-	-	-	-	-	-	112,500	1,064,250
Hugh Gallagher	-	-	-	-	-	-	-	100,000	946,000
John Lee	-	-	-	-	-	-	-	120,000	1,135,200
Adam Swick	-	-	-	-	-	-	-	195,567	1,850,064
Ashu Swami	-	-	-	-	-	-	-	55,000	520,300

Equity incentive plan awards are valued as of the market value on April 26, 2023.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or Compensation Committee of any other entity that has one or more of its executive officers serving as a member of our Board.

Compensation Discussion and Analysis Overview

This section explains our executive compensation philosophy and objectives, how our objectives are implemented, the elements of our executive compensation program, and the decisions made with respect to 2022 regarding the compensation of each of our executive officers who served in 2022. We refer to the following individuals in our Compensation Discussion and Analysis as our “executive officers”:

Fred Thiel, Current Chairman and Chief Executive Officer

Hugh Gallagher, Former Chief Financial Officer (retired May 2023)

Sim Salzman, Past Chief Financial Officer and Past Chief Accounting Officer (through November 2022)

John Lee, Current Chief Accounting Officer (since November 2022)

Jim Crawford, Current Chief Operating Officer

Ashu Swami, Chief Technology Officer

All of these individuals constitute our “named executive officers” for 2022 (as defined in Item 402(a)(3) of Regulation S-K).

General Philosophy and Compensation Objectives: Performance, Alignment, and Retention

The goal of our compensation program for our executive officers is the same as our goal for operating the Company—to create long-term value for our stockholders. In furtherance of this goal, our executive compensation program is designed to reward, motivate, and provide incentives for exceptional individual performance and effective leadership by our executive officers, to reward executive officers for superior financial and operating results of the Company, and to align our executive officers’ interests with those of our stockholders. It is also designed to attract and retain executive officers who may be presented with other professional opportunities, including ones at potentially higher compensation levels, by providing an overall compensation package that is market competitive over time and provides significant long-term incentives through the grant of equity awards. These objectives serve as the basis for determining the overall compensation of each executive officer, all in the context of general economic and industry conditions and Company performance.

Key elements of our executive compensation program for 2022 that were designed to achieve these objectives included:

●	a base salary for each of our executive officers is designed to help retain them and reward them for overall performance;

●	a discretionary annual cash bonus target for each designed to help retain, reward, and motivate them based on a subjective evaluation of their achievement of strategic, operational, and financial objectives in their areas of responsibility that support our goal of enhancing stockholder value; and

●	long-term incentives in the form of RSUs under our 2018 Equity Plan, designed to provide them with long-term performance-based incentives that are intended to further align their interests with those of our stockholders.

In determining executive officer compensation for 2022, the Compensation Committee and CEO did consider the shareholder support for the “say-on-pay” proposal received at our 2020 Annual Meeting of Stockholders although acknowledging the drastic increase in size of the business and looked to other comparables. Based on such considerations, for 2022, the Compensation Committee and CEO determined to make significant changes to our compensation mix and other compensation policies We believe that our compensation program is effectively designed to implement our objectives and is aligned with the interests of our stockholders.

Implementing Our Objectives

Role of the Compensation Committee and CEO

The Compensation Committee has the authority and responsibility to develop, adopt, and implement compensation arrangements for the CEO. The CEO makes compensation determinations regarding other executive officers in periodic consultation with the Compensation Committee. However, the Compensation Committee determines awards under the Company Equity Plan and arrangements relating to certain perquisites and personal benefits provided to our executive officers. Neither the Company nor the Compensation Committee engaged a third-party compensation consultant to help determine or provide input regarding the determination of the 2022 compensation for the CEO or other executive officers.

Determining Compensation

Our executive compensation decisions are primarily based on a review of our performance and a subjective assessment of the executive officer’s performance during the year against strategic, operational, and financial objectives. The Compensation Committee or the CEO, as applicable, also takes into account the scope of the executive officer’s responsibilities, unique leadership skills and management experience, strengths and abilities in his respective area of responsibility, employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value, all in the context of general economic and industry conditions and Company performance. Specific factors that may affect executive compensation decisions include:

●	key financial metrics, such as revenues, bookings, cost of revenues, operating expenses, operating income, operating margins, and earnings per share; and

●	strategic and operational objectives, such as bitcoin-related initiatives and business strategy, operational, financial, and human capital management initiatives, technological innovation and product release execution, sales execution and performance, customer service, engagement, and consulting initiatives, development and execution of marketing initiatives, and oversight of corporate governance, commercial contracts, legal risk management, and other legal matters.

The CEO reviewed with the Committee the compensation programs of the largest companies in our industry.

The Compensation Committee or the CEO, as applicable, subjectively combines the compensation elements for each executive officer in a manner that the Compensation Committee or the CEO believes is consistent with the executive officer’s role and contributions to the Company. The Compensation Committee and CEO incorporate flexibility into our compensation program and the assessment process to respond to and adjust for an evolving and dynamic business environment. We believe that our executive compensation program promotes long-term value to stockholders by retaining key executive officers and rewarding them, as applicable, for increases in the market price of our Common Stock and for financial and operational results that are expected to contribute to long-term stockholder value.

The CEO generally establishes performance-based cash bonus arrangements and makes determinations regarding adjustments to base salary and cash bonus targets for our other executive officers in the first quarter of each year. Determinations regarding the actual payment of bonuses are generally made in the first quarter following the applicable performance period.

The Compensation Committee and CEO did not conduct benchmarking in establishing compensation arrangements for any of the executive officers, but instead established compensation based on their respective subjective determinations of the factors discussed above. The Compensation Committee also considered recommendations from the CEO in establishing compensation arrangements. The Compensation Committee and CEO did not assign relative weights to Company and individual performance in establishing these compensation arrangements, but instead made respective subjective determinations after considering such performances collectively.

Employment and Severance Agreements

As a general matter, our executive officers do have standing employment, severance, or change-of-control agreements. This approach is consistent with our employment and compensation philosophy that relies significantly upon providing incentives based on performance and aligning the interests of executive officers with those of our stockholders.

Equity Ownership Guidelines

We do not have set guidelines although none of our executive officers or directors owns more than 9.99% of our issued and outstanding common stock.

Prohibition on Hedging Transactions

Our insider trading policy prohibits our directors, officers, and employees (and anyone acting on their behalf) from, among other things, buying put options, selling call options, and purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

Elements Used to Achieve 2022 Compensation Objectives

The principal elements of our 2022 compensation program for each were a base salary, a discretionary annual cash bonus and target RSUs. The officers are also entitled to other benefits, namely vacation days and health insurance, as set forth in our disclosure above of their employment agreements. .

Base Salary

We provide cash compensation in the form of base salary to help (i) attract and retain talented executive officers and (ii) reward overall performance by our executive officers. For 2022, a competitive base salary was an important component of compensation as it provided a degree of financial stability for each of our executive officers as disclosed in this Amendment No. 1 to Form 10-K.

In making these determinations, the CEO did not assign relative weights to Company and individual performance, but instead made subjective determinations that the amounts of base salary were appropriate and in so doing considered the following general factors:

●	each executive officer’s individual performance, as measured against various strategic, operational, and financial objectives in such executive officer’s area of responsibility such as operational excellence and revenue growth;

●	job responsibilities of each executive officer as we implement new business initiatives, focus on revenue growth, and adjust our strategic plan for an evolving business environment;

●	each executive officer’s strengths and abilities in his respective field, leadership skills, management experience, employment and compensation history, overall compensation arrangements, and long-term potential to enhance stockholder value;

●	the competitive market for talented managers with comparable experience and expertise; and

●	Company performance over the prior several quarters and motivation to grow the business in the future, as well as general economic and industry conditions.

Each position is unique, not only in function, but also in terms of the market norms for compensation and the pool of potential executives who may be available to fill that particular role. Given these unique conditions, determinations regarding base salaries are unique to each executive officer and do not necessarily reflect any comparative judgments.

Cash and RSU Bonuses

Our cash bonus compensation is designed to help (i) attract and retain talented executive officers, (ii) reward achievement of strategic, operational, and financial objectives that support our goal of enhancing stockholder value, and (iii) motivate executive officers to achieve superior performance in their areas of responsibility. Together with our stock option awards and RSUs, our cash bonus compensation program is one of the main vehicles for providing performance-based compensation to executive officers. The Compensation Committee and CEO consider various factors in determining the form and structure of the cash bonus arrangement that is most appropriate for attracting, retaining, rewarding, and motivating the individual executive officer.

In determining the bonus awards for each with respect to 2022, the Committee and CEO subjectively determined each executive officer’s overall performance and achievement of various strategic, operational, and financial objectives, in relation to the target bonus amount that was previously established for the applicable executive officer, all in the context of general economic and industry conditions and Company performance. For example, the CEO subjectively determined that the executive officers enhanced our operational excellence, achieved specific elements of our long-term strategic plans, and implemented development of certain growth initiatives. In addition, the Committee subjectively determined that each had made continued progress in the area of his responsibility. The Committee also considered the marked growth in the Company’s business and fundraising efforts. None of these achievements were assigned any specific weighting or dollar amount of the total bonus. We believe that the RSUs, and our cash bonus arrangements, as applicable, provide appropriate short and long-term incentives to our executive officers to increase stockholder value through their collective efforts in corporate functions, product design, engineering, marketing, and sales and services to our customers.

Compensation Committee Report The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. By the Compensation Committee of the Board of Directors of the Company. Georges Antoun (Chair), Jay Leupp and Sarita James.

PROPOSAL NO. 1

THE ELECTION OF ONE DIRECTOR

General

One Class III director is to be elected at this Annual Meeting to serve until the 2026 annual meeting of shareholders or until a successor has been elected and qualified for each. Unless otherwise instructed, the persons named in the accompanying proxy intend to vote the shares represented by the proxy for the election of the nominees listed below. Although it is not contemplated that the nominees will decline or be unable to serve as directors, in such event, proxies will be voted by the proxy holder for such other persons as may be designated by the Board, unless the Board reduces the number of directors to be elected. Election of the directors requires a plurality of the votes cast at the Annual Meeting. As the Company has grown, the Board has determined to add two additional directors as set forth below to have a full complement of independent directors.

The following table sets forth the nominees for the directors on the Board of Directors. It also provides certain information about the nominees as of the Record Date. Board committee assignments will be reviewed and reassigned as appropriate after the 2023 Annual Meeting.

Nominees for Director

Name and Address	Position(s)
Doug Mellinger	Class III Director

The candidate’s age, date of original appointment and biography is set forth above under Management.

Vote Required

The affirmative vote of a majority of votes cast for this proposal is required to approve the election of the Class III director until the 2026 annual meeting of shareholders and until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL NO. 2

THE RATIFICATION OF THE APPOINTMENT OF MARCUM, LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023

For the year ended December 31, 2022 and 2021, we engaged Marcum LLP, as our independent auditor. For the years ended December 31, 2020, we engaged RBSM LLP, as our independent auditor. For the years ended December 31, 2022, 2021 and 2020, we incurred fees as set forth below:

	Fiscal Year Ended
	December 31, 2022	December 31, 2021	December 31, 2020

Audit fees	$1,213,280	$384,453	$172,964
Tax fees	377,272	87,083	-
All other fees	779,324	81,625	112,500

Our policy is to pre-approve all audit and permissible non-audit services performed by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Under our Audit Committee’s policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. Our Audit Committee approved all services that our independent accountants provided to us in the past three fiscal years. The Company’s Audit Committee may determine to change independent registered firm before the commencement of the Company’s 2023 fiscal year audit. It may do so notwithstanding this ratification vote.

Audit fees consist of fees related to professional services rendered in connection with the annual audit of our annual financial statements, review of our quarterly financial statements and review of the Company’s registration statements and other filings.

Tax fees consist of fees billed for professional services related to the preparation of our U.S. federal and state income tax returns and tax advice.

All other fees consist of fees for other miscellaneous items, including fees related to registrations statements.

All services provided by the Company’s independent auditor were approved by the Company’s Audit Committee.

Our policy is to pre-approve all audit and permissible non-audit services performed by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Under our Audit Committee’s policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. Our Audit Committee approved all services that our independent accountants provided to us in the past three fiscal years.

Vote Required

The affirmative vote of the majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL NO. 3 – INCREASE IN AUTHORIZED SHARES

The Board of Directors has approved a proposal to amend the Company’s Amended and Restated Articles of Incorporation, at its discretion, to increase the number of authorized shares of the Company’s Common Stock from 200,000,000 to 500,000,000. The proposed amendment would amend the Articles as follows: In Section 3.01, two hundred fifty million (250,000,000) would be replaced with five hundred fifty million (550,000,000), and in Section 3.02, two hundred million (200,000,000) would be replaced with five hundred million (500,000,000).

The Board of Directors believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to give the Company greater flexibility in considering and planning for future corporate needs, including, but not limited to, stock dividends, grants under equity compensation plans, stock splits, financings, potential strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions. The Board of Directors believes that additional authorized shares of Common Stock will enable the Company to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to the Company without the delay and expense associated with convening a special meeting of the Company’s stockholders.

The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Common Stock that will result from the Company’s adoption of the proposed amendment, although it will need to raise funds in the future to complete its business plan. Except as otherwise required by law or by regulation, the newly authorized shares of Common Stock will be available for issuance at the discretion of the Board of Directors (without further action by the stockholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders, any future issuance of additional authorized shares of the Company’s Common Stock may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of the Company’s Common Stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. However, the Board of Directors does not intend or view the proposed increase in the number of authorized shares of the Company’s Common Stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of the Company.

Any newly authorized shares of the Company’s Common Stock will be identical to the shares of Common Stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of the Company’s Common Stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

Super Voting Preferred Stock

On June 5, 2023, Marathon Digital Holdings, Inc. (the “Company”) entered into a securities purchase agreement for the purchase of 15,000 shares of Series A redeemable convertible preferred stock in a private placement. Each share of Series A preferred stock has a purchase price of $952.38, representing an original issue discount of approximately 5% of the $1,000 stated value of each share. Each share of Series A preferred stock is convertible into shares of the Company’s common stock at an initial conversion price of $14.52 per share, at the option of the holder, at any time following the Company’s receipt of stockholder approval for an increase in its authorized shares of common stock. The Company will be permitted to compel conversion of the Series A preferred stock after the fulfillment of certain conditions and subject to certain limitations. Total gross proceeds from the offering, before deducting the placement agent’s fees and other estimated offering expenses, is expected to be approximately $14.25 million.

The Series A preferred stock permits the holders thereof to vote together with the holders of the Company’s common stock on a proposal to increase the authorized shares of the Company’s common stock at an annual or special meeting of the Company’s stockholders. The Series A preferred stock permits the holder to cast 500,000 votes per share of Series A preferred stock on such proposal. The Series A preferred stock will not be permitted to vote on any other matter. The holders of the Series A preferred stock agreed not to transfer their shares of preferred stock until after the meeting of Company stockholders. The holders of the Series A preferred stock agreed to vote their shares on such proposal in the same proportions as the shares of common stock. The holders of the Series A preferred stock have the right to require the Company to redeem their shares of preferred stock for cash at 105% of the stated value of such shares commencing after the earlier of the Company’s stockholders’ approval of the authorized share increase and 90 days after the closing of the issuance of the Series A preferred stock and until 120 days after such closing.

To the extent Series A preferred stock is converted or otherwise not redeemed after 120 days from closing, the Company will use such net proceeds from this offering for general corporate purposes.

The Series A preferred stock described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the Series A preferred stock, have not been registered under the Act, or applicable state securities laws. Accordingly, the Series A preferred stock and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

The Series A preferred stock described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the Series A preferred stock, have not been registered under the Act, or applicable state securities laws. Accordingly, the Series A preferred stock and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

The Series A preferred stock will only be utilized to vote on the increase in authorized shares of common stock. While the shareholders who voted on this measure in past shareholder meetings voted overwhelmingly in favor of this increase, the number of shares voted did not meet the enhanced Nevada threshold of a majority of all issued and outstanding shares then voted. So, the Company is utilizing this “mirrored” preferred stock (which will vote in favor of the increase in authorized shares in the same proportion as holders of common stock will vote in favor of this measure), thus the super voting preferred will be voting accordance to the preference of the shareholders who do vote with respect to this measure.

The Board of Directors unanimously recommends a vote FOR the proposed amendment to increase the number of authorized shares of the Company’s Common Stock from 200,000,000 to 500,000,000.

PROPOSAL NO. 4 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we included a shareholder vote on the frequency of future shareholder votes to approve named executive officer compensation (commonly referred to as a “say-on-pay” vote) in our proxy statement related to our 2023 annual meeting of shareholders. In that vote, which was advisory and nonbinding, our shareholders approved the recommendation of the Board of Directors to hold future say-on-pay votes every three years.

We are asking shareholders to approve an advisory resolution on the Company’s 2022 executive compensation as reported in this proxy statement. As described in this proxy statement, our compensation policies and determinations, including those made for fiscal year 2022, have been the product of discussions between our entire Board. Our Compensation Committee will make all compensation decisions regarding executive compensation in future periods. Accordingly, the compensation paid to our named executive officers for fiscal year 2022 is not necessarily indicative of how we will compensate our named executive officers in the future.

We urge shareholders to read the “Executive Compensation” section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative in this proxy statement, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of Marathon Digital Holdings, Inc. (the “Company”) approve, on an advisory basis, the 2022 compensation of the Company’s named executive officers disclosed in the Executive Compensation section and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2023 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board will review and consider the voting results when making future decisions regarding our executive compensation program.

Vote Required

Approval of this proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal. Because your vote is advisory, the result will not be binding upon the Company. Although not binding, the Compensation Committee of the Board and the Board values the opinions of our shareholders and will consider the outcome of the vote, along with other relevant factors, in deciding whether any actions are necessary to address any concerns raised by the vote and when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 4.

PROPOSAL NO. 5 - OTHER MATTERS

The Board knows of no matter to be brought before the Annual Meeting other than the matters identified in this proxy statement. However, if any other matter properly comes before the Annual Meeting or any adjournment of the meeting, it is the intention of the persons named in the proxy solicited by the Board to vote the shares represented by them in accordance with their best judgment.

ANNUAL REPORT

Upon written request to Secretary, Marathon Digital Holdings, Inc. at 101 NE Third Avenue, Suite 1200, Fort Lauderdale, FL 33301, we will provide without charge to each person requesting a copy of our 2022 Annual Report, including the financial statements filed therewith. We will furnish a requesting shareholder with any exhibit not contained therein upon specific request. In addition, this Proxy Statement, as well as our 2022 Annual Report, are available on our Internet website at www.marathondh.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Fred Thiel
Fred Thiel
Chairman of the Board of Directors

Annex 1

MARATHON DIGITAL HOLDINGS, INC. Form 10-K for the year ended December 31, 2022, as amended